                                Electronically transmitted to the Securities and Exchange Commission on February 3, 2000

                                Registration No. 333-95251

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-3/A

                                AMENDMENT NO. 1

                                       TO

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   VANS, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                               33-0272893
  (State or  other jurisdiction of       (I.R.S. Employer Identification No.)
   incorporation or organization)

                             15700 Shoemaker Avenue
                       Santa Fe Springs, California 90670
              (Address of registrant's principal executive offices)

                                Craig E. Gosselin
                       Vice President and General Counsel
                                   VANS, INC.
                             15700 Shoemaker Avenue
                       Santa Fe Springs, California 90670
                                 (562) 565-8267
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

 Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.
[ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statements for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------
                                                PROPOSED        PROPOSED
                                                MAXIMUM         MAXIMUM
TITLE OF SECURITIES        AMOUNT TO            OFFERING PRICE  AGGREGATE       AMOUNT OF
TO BE REGISTERED           BE REGISTERED        PER SHARE       OFFERING PRICE  REGISTRATION FEE(2)
----------------           -------------        ---------       --------------  ------------------
Common Stock, $.001 par
value ("Common Stock")
issuable in exchange
for certain common shares
of Global Accessories
Limited .................    430,000 shares(1)  $14.63          $6,290,900       $1,660.80(3)


--------------------------------------------------------------------------------


(1) See "Selling Stockholders" for a determination of the aggregate shares of Common Stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become issuable pursuant to certain anti-dilution adjustments.


(2) Computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the closing sales price of the Common Stock, as reported on the Nasdaq Stock Market on January 20, 2000.


(3) Paid with the initial filing of this registration statement on January 24, 2000.



        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                   VANS, INC.
                              CROSS-REFERENCE SHEET

          PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING LOCATION IN
             PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-3

        ITEM NUMBER AND HEADING IN
       FORM S-3 REGISTRATION STATEMENT                  HEADING IN PROSPECTUS
------------------------------------------------     ---------------------------
1.  Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus.........  Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus.....................................  Inside Front Cover Page and
                                                     Outside Back Cover Page

3.  Summary Information, Risk Factors, and Ratio
    of Earnings to Fixed Charges...................  The Company; Risk Factors

4.  Use of Proceeds................................  Use of Proceeds

5.  Determination of Offering Price................  Not applicable

6.  Dilution.......................................  Not applicable

7.  Selling Security Holders.......................  Selling Stockholders

8.  Plan of Distribution...........................  Plan of Distribution

9.  Description of Securities to be Registered.....  Not applicable

10. Interests of Named Experts and Counsel.........  Legal Matters

11. Material Changes...............................  Not applicable

12. Incorporation of Certain Information by
    Reference......................................  Incorporation of Certain
                                                     Documents by Reference

13. Disclosure of Commission Position on
    Indemnification of Securities Act Liabilities..  Not Applicable

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS            SUBJECT TO COMPLETION, DATED FEBRUARY __, 2000

================================================================================


                                   VANS, INC.
                         430,000 Shares of Common Stock
                            $.001 par value per share

        This Prospectus relates to 430,000 shares (the "Shares") of Vans Common Stock, $.001 par value ("Common Stock"), which are being offered by certain stockholders of Vans (the "Selling Stockholders"). The Selling Stockholders will be receiving their Shares in connection with Vans' purchase of Global Accessories Limited in November 1996.

        The Shares may be offered for sale by one or more of the Selling Stockholders in their discretion from time to time in transactions in the open market at prices prevailing at the time of sale on the Nasdaq Stock Market, or in privately negotiated transactions. Those transactions may be made directly by the Selling Stockholders or through brokers, dealers or other agents designated from time to time by the Selling Stockholders, and those brokers, dealers or other agents may receive compensation in the form of customary brokerage commissions or concessions from the Selling Stockholders or the purchasers of the Shares.

        The Selling Stockholders may also pledge Shares as collateral and such Shares could be resold pursuant to the terms of such pledges. The Selling Stockholders, brokers who execute orders on their behalf, and other persons who participate in the offering of the Shares on their behalf may be deemed to be "underwriters" under the Securities Act of 1933, as amended (the "Securities Act"), and a portion of the proceeds of sales and commissions or concessions for those Shares may be deemed underwriting compensation for purposes of the Securities Act. We will not receive any part of the proceeds from the sale of Shares by the Selling Stockholders.

        PLEASE SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN RISKS RELATED TO YOUR PURCHASE OF SHARES.

        We will pay all costs and expenses of registering the Shares under the Securities Act, other than the costs of counsel for the Selling Stockholders. The Selling Stockholders will pay the costs of their counsel and any costs associated with any sales of Shares, including any discounts, commissions and applicable transfer taxes.


        Vans' Common Stock is traded on the Nasdaq Stock Market under the symbol "VANS." On February 2, 2000, the last sale price for the Common Stock, as reported by Nasdaq, was $14.13.


        THE SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================


                The date of this Prospectus is February ___, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement relating to the Shares (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement. We also file with the SEC documents under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as reports, proxy statements, information statements and other information. Copies of the Registration Statement, including the exhibits filed with it, and such reports, proxy statements, information statements and other information may be obtained from the SEC at prescribed rates or may be inspected without charge and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549; at its Chicago Regional Offices, Northwestern Atrium Center, 500 West Madison Avenue, Suite 1400, Chicago Illinois 60661; and at its New York Regional Offices, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Additionally, since we file these documents electronically, the SEC maintains a web site that contains reports, proxy and information statements and other information regarding us. The address of such web site is http://www.sec.gov. The reports, proxy statements, information statements and other information we file with the SEC are also filed with the National Association of Securities Dealers, Inc. and can be inspected at its facility at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on Form 10-K for the year ended May 31, 1999, and our Quarterly Reports on Form 10-Q for the periods ended August 28, 1999 and November 27, 1999. Also, a description of our Common Stock is incorporated by reference from our Registration Statement on Form 8-A, dated July 12, 1991, filed under the Exchange Act. Finally, we incorporate by reference all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, definitive information in proxy statements and other reports we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus.

        You may request a copy of any of any our filings, at no cost, by writing or telephoning Craig E. Gosselin, Vice President and General Counsel of Vans, 15700 Shoemaker Avenue, Santa Fe Springs, California 90670, telephone number
(562) 565-8267.

        You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this document.

                               DESCRIPTION OF VANS

        We are a branded lifestyle company which focuses on 12 to 24 year-old customers through the sponsorship of sports such as skateboarding, snowboarding, surfing, and wakeboarding, and through major entertainment events and venues such as the VANS Triple Crown Series, the VANS Warped Tour, the VANS World Amateur Skateboarding Championships, and VANS Skate Parks, and the High Cascade Snowboard Camp located at the base of Mt. Hood in Oregon. We currently operate 126 stores and design, market and distribute active-casual footwear, clothing and accessories, performance footwear, snowboard boots, Switch(TM) step-in snowboard bindings, and outerwear worldwide. Vans was incorporated in Delaware in December 1987 and is the successor to Van Doren Rubber Company, a California corporation formed in 1966. Our principal executive office is located at 15700 Shoemaker Avenue, Santa Fe Springs, California 90670, and our telephone number is (562) 565-8267.

                                  RISK FACTORS

        An investment in Vans involves certain risks. You should carefully consider the following factors in deciding whether to purchase Shares.

   BRAND STRENGTH; CHANGES IN FASHION TRENDS

   Our success is largely dependent on the continued strength of the VANS brand and on our ability to anticipate the rapidly changing fashion tastes of our customers and to provide merchandise that appeals to their preferences in a timely manner. We cannot assure that consumers will continue to prefer the VANS brand or that we will respond in a timely manner to changes in consumer preferences or that we will successfully introduce new models and styles of footwear and apparel. Achieving market acceptance for new products may also require substantial marketing and product development efforts and the expenditure of significant funds to create consumer demand. Decisions with respect to product designs often need to be made several months in advance of the time when consumer acceptance can be determined. As a result, our failure to anticipate, identify or react appropriately to changes in styles and features could lead to problems such as excess inventories and higher markdowns, lower gross margins due to the necessity of providing discounts to retailers, as well as the inability to sell such products through our own retail and factory outlet stores.

   At the same time, our failure to anticipate consumer demand could result in inventory shortages, which can adversely affect the timing of shipments to customers, negatively impacting retailer and distributor relationships and diminishing brand loyalty. The failure to introduce new products that gain market acceptance would have a material adverse effect on our business and could adversely affect the image of the VANS brand name.

   We also use certain specialized fabrics in footwear and clothing. The failure of footwear or clothing using such fabrics to perform to customer satisfaction could result in a higher rate of customer returns and could adversely affect the image of the VANS brand name, which could have a material adverse effect on our business and results of operations.

   We also recently significantly increased the technical aspects of certain of our footwear and snowboard boots. If such technical features fail to operate as expected or satisfy customers, or we fail to develop new and innovative technical features in a timely fashion, the result could adversely affect the VANS brand and could have a material adverse effect on our business.

   CORE SPORTS(TM)

   A significant part of our strategy is focused on the promotion and support of "Core Sports"(TM) which we define as alternative or enthusiast sports such as skateboarding, snowboarding and surfing. Many Core Sports(TM) are relatively new, are followed by significantly fewer fans than more traditional sports, such as football, baseball and basketball, and receive significantly less media exposure than those sports. Although participation in, and viewership of, many Core Sports(TM) is growing at a high rate, we cannot assure that it will continue to do so. If a material number of key Core Sports lose popularity or fail to grow or attract media coverage at acceptable rates, we may have to change our strategy with respect to those sports, and this could have a material adverse effect on our business, financial condition and results of operations.

   COMPETITION

   Footwear Industry. The athletic and casual footwear industry is highly competitive. We compete with other companies on the basis of the quality and technical aspects of our products, the 34-year heritage of the VANS brand, and the brand's authenticity with our core customers and the athletes who participate in the sports sponsored by us. Many of our competitors, such as Nike, Inc., Reebok International Ltd., Adidas AG and Fila Holdings SpA, have significantly greater financial resources than us, have more comprehensive lines of product offerings, compete with us in the Far East for manufacturing sources and spend substantially more on product advertising than us. In addition, the general availability of offshore shoe manufacturing capacity allows for rapid expansion by competitors and new entrants in the footwear market. In this regard, we face significant competition from large, well-known companies, such as Tommy Hilfiger and Nautica, which have brand recognition. In addition, in the casual footwear market, we compete with a number of companies, such as Airwalk, Converse Inc. and Stride Rite Corporation
(Keds), many of which may have significantly greater financial and other resources than us. We also compete with smaller companies, such as D.C. Shoes, Duffs and Etnies, which specialize in marketing to our core skateboarding customers.

   Snowboard Boot Industry. Although we have experienced substantial growth in sales of our line of snowboard boots, we face significant competition from companies such as Burton Snowboards, Inc., K2 Industries, Inc., Northwave and Airwalk. We also believe that several large, well-known companies, such as Nike, Inc. and Fila Holdings SpA will enter the snowboard boot industry in the future. These companies are much larger and have greater financial resources than us, and have significant brand recognition.

   Snowboarding is a relatively new sport and we cannot assure that it will continue to grow at the rate experienced in recent years, or that its popularity will not decline. Moreover, the market for snowboarding is characterized by image-conscious consumers. The failure by us to accurately predict and target future trends or to maintain our progressive image could have a material adverse effect on our snowboard boot sales. We believe that our future success in the snowboard boot market will depend, in part, on our ability to continue to introduce innovative, well-received products.

   Apparel Industry. We are a relatively new entrant in the apparel business. The apparel industry is highly competitive and fragmented, and many of our competitors have significantly greater financial resources than us and spend substantially more on product advertising than us. Additionally, the apparel industry is particularly dependent on changes in fashion, which will require us to devote substantial resources to responding to changes in consumer preferences in a timely manner.

   DEPENDENCE ON FOREIGN MANUFACTURERS

   All of our shoes and snowboard boots are manufactured by independent suppliers located in South Korea and the Peoples Republic of China. We source our foreign-produced products through our subsidiary, Vans Far East Limited, a Hong Kong company ("VFEL"). Although VFEL executes Manufacturing Agreements with its foreign manufacturers, we cannot assure that VFEL will not experience difficulties with such manufacturers, such as reduction in the availability of production capacity, errors in complying with product specifications, inability to obtain sufficient raw materials, insufficient quality control, failure to comply with VFEL's requirements for the proper utilization of our intellectual property, failure to meet production deadlines, or increases in manufacturing costs. In addition, if VFEL's relationship with any of its manufacturers were to be interrupted or terminated, alternative manufacturing sources will have to be located. The establishment of new manufacturing relationships involves numerous uncertainties, and we cannot assure that VFEL would be able to obtain alternative manufacturing sources on terms satisfactory to it. Should a change in its suppliers become necessary, VFEL would likely experience increased costs, as well as substantial disruption and resulting loss of sales. In addition, VFEL utilizes international sourcing agents who assist it in selecting and overseeing third party manufacturers, ensuring quality, sourcing fabrics and monitoring quotas and other trade regulations. The loss or reduction in the level of services from such agents could significantly affect the ability of VFEL to efficiently source products from overseas, which could have a material adverse effect on VFEL's and our business.

   Foreign manufacturing is also subject to a number of risks, including work stoppage, transportation delays and interruptions, political instability, foreign currency fluctuations, changing economic conditions, an increased likelihood of counterfeit, knock-off or gray market goods, expropriation, nationalization, imposition of tariffs, import and export controls and other non-tariff barriers (including quotas) and restrictions on the transfer of funds, environmental regulation and other changes in governmental policies. We cannot assure that such factors will not materially adversely affect VFEL's and our business.

   All VANS products manufactured overseas and imported into the United States are subject to duties collected by the United States Customs Service. Customs information submitted by us is subject to review by the Customs Service. We are unable to predict whether additional United States Customs duties, quotas or restrictions may be imposed on the importation of products in the future. The enactment of any such duties, quotas or restrictions could result in material increases in the cost of such products and might adversely affect our sales or profitability.

   Also, we may be subjected to additional duties, significant monetary penalties, the seizure and the forfeiture of the products we are attempting to import or the loss of import privileges if we or our suppliers are found to be in violation of U.S. laws and regulations applicable to the importation of our products. Such violations may include (i) inadequate record keeping of our imported products, (ii) misstatements or errors as to the origin, quota category, classification, marketing or valuation of our imported products, (iii) fraudulent visas, or (iv) labor violations under U.S. or foreign laws. Recently, in the course of an audit, U.S. Customs reclassified a substantial number of styles of our footwear as unisex, thereby increasing the duty rate on those styles by 1.5%. We are appealing the reclassifications, but we cannot assure the outcome of the appeal.

   Although the products sold by us are not currently subject to quotas in the United States, certain countries in which our products are sold are subject to certain quotas and restrictions on foreign products which to date have not had a material adverse effect on our business. However, such countries may alter or modify such quotas or restrictions. Countries in which our products are manufactured may, from time to time, impose new or adjust quotas or other tariffs and other restrictions on imported products, any of which could have a material adverse effect on our business. Other restrictions on the importation of our products are periodically considered by the U.S. Congress, and we cannot assure that tariffs or duties on our products may not be raised, resulting in higher costs to us, or that import quotas with respect to such products may not be imposed or made more restrictive.

   DEPENDENCE ON KEY CUSTOMERS

   During the last fiscal year, our net sales to our top 10 customers accounted for approximately 21% of total net sales. Although we have long-term relationships with many of our customers, they do not have any contractual obligations to purchase our products. We cannot assure that we will be able to retain our existing major customers, and the loss of major customers could adversely impact our business. In addition, the retail industry, and footwear retailers in particular, have periodically experienced consolidation, contractions and closings and any future consolidation, contractions or closings may result in loss of customers or uncollectability of accounts receivables of any major customer in excess of amounts reserved for by us. For example, in late 1998, the Venator Group announced the closure of its Kinney and Footquarters shoe stores and, in early 1999, Edison Brothers closed its Wild Pair shoe stores.

   NEW RETAIL CONCEPTS AND JOINT VENTURES

   During our last fiscal year, we introduced two new retail concepts: skateparks and Vans Triple Crown(TM) stores. We also entered into joint venture-type relationships with Pacific Sunwear of California, Inc. and Sunglass Hut International, Inc. which involve the licensing of certain of our trademarks to the ventures. The new retail concepts require the expenditure of a significant amount of capital resources, and the joint ventures require significant management time and energy to ensure their success. If either of our new retail concepts do not prove to be successful there could be a materially adverse effect our business and results of operations. If either of the joint ventures is not successful, the image of the trademarks licensed by us to the venture could be adversely affected. See "--Branded Strength; Changes in Fashion Trends."

   ADDITIONAL CAPITAL REQUIREMENTS

   We expect that anticipated cash flow from operations, available borrowings under our new revolving line of credit and cash on hand will be sufficient to provide us with the liquidity necessary to fund our anticipated working capital and capital requirements through Fiscal 2000. However, in connection with our growth strategy, we will incur significant working capital requirements and capital expenditures. Our future capital requirements will depend on many factors including the number of skate parks and VANS Triple Crown(TM) stores we open, levels at which we maintain inventory, the market acceptance of our



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
products, the levels of promotion and advertising required to promote our products, and the extent to which we invest in new product design and improvements to our existing product design. To the extent that available funds are insufficient to fund our future activities, we may need to raise additional funds through public or private financing. We cannot assure that additional financing will be available or that it can be obtained on terms favorable to us. Failure to obtain such financing could delay or prevent our planned expansion, which could adversely affect our business, financial condition and results of operations. In addition, if additional capital is raised through the sale of additional equity or convertible securities, dilution to our stockholders could occur.

   MANAGEMENT GROWTH

   We intend to pursue our growth strategy through expanded marketing and promotion efforts, more frequent introductions of products, broader lines of casual and performance footwear and snowboard boots, as well as clothing and other accessories, and increased international market penetration. To the extent we are successful in increasing sales of our products, a significant strain may be placed on our financial, management and other resources. Our future performance will depend in part on our ability to manage change in our operations and will require us to attract, train, manage and retain management, sales, marketing and other key personnel. In addition, our ability to manage our growth effectively will require us to continue to improve our operational and financial control systems and infrastructure and management information systems. We cannot assure that we will be successful in such efforts, and our inability to manage growth effectively could have a material adverse effect on our business.

   SEASONALITY AND QUARTERLY FLUCTUATION

   The footwear industry generally is characterized by significant seasonality of net sales and results of operations. Our business is moderately seasonal, with the largest percentage of U.S. sales, net income, and all revenues generated from the High Cascade Snowboard Camp realized in the first fiscal quarter (June through August), the "Back to School" months. As we increase sales to Europe, we may recognize more sales in the first fiscal quarter due to seasonal demands for product in Europe. In addition, because snowboarding is a winter sport, our sales of snowboard boots and the Switch(TM) step-in snowboard boot binding system (the "Switch System") have historically been strongest in our first and second fiscal quarters.

   In addition to seasonal fluctuations, our operating results fluctuate on a quarter-to-quarter basis as a result of holidays, weather and the timing of large shipments. Our gross margins also fluctuate according to product mix, cost of materials and the mix between wholesale and retail channels. Given these factors, we cannot assure that our future results will be consistent with past results or the projections of securities analysts. Historically, we have shipped a large portion of our products late in the quarter. Consequently, we may not learn of sales shortfalls until late in any particular fiscal quarter, which could result in an immediate and adverse effect on our business.

   TRADE CREDIT RISK

   Our results of operations are affected by the timely payment for products. Although our bad debt expense has not been material to date, we cannot assure there will be no increase relative to net sales in the future or that our current reserves for bad debt will be adequate. Any significant increase in our bad debt expense relative to net sales could adversely impact our net income and cash flow, and could adversely affect our ability to pay our obligations.

   ECONOMIC CYCLICALITY

   Certain economic conditions affect the level of consumer spending on our products, such as general business conditions, interest rates, taxation and consumer confidence in future economic conditions. Our business is highly dependent on the economic environment and discretionary levels of consumer spending that affect not only the consumer, but also distributors and retailers of our products. As a result, our results of operations may be materially adversely affected by downward trends in the economy or the occurrence of events that adversely affect the economy in general. In addition, a significant portion of our



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
revenue continues to come from sales in California, including sales through our retail stores. A decline in the economic conditions in California could materially adversely affect our business.

   INTERNATIONAL BUSINESS OPERATIONS; RISK OF FOREIGN CURRENCY FLUCTUATIONS

   We recently began to do business directly in the United Kingdom through two subsidiaries, and in Mexico, Argentina and Uruguay through subsidiaries co-owned with a third party. Additionally, we recently restructured our operations in Europe by eliminating certain distributor relationships and replacing them with sales agent relationships. In connection with this strategy, we have established an operational structure in Europe to support the activities of the sales agents. We may experience risks while doing business directly in foreign countries such as managing operations effectively and efficiently from a far distance and understanding and complying with local laws, regulations and customs. Additionally, our foreign subsidiaries may, from time to time, collect payments in customers' local currencies and purchase raw materials or product in currencies other than U.S. dollars. As a result, we may be exposed to transaction gains and losses that could result from changes in foreign currency exchange rates. From time to time we enter into foreign currency contracts to hedge against these risks.

   ABILITY TO PROTECT INTELLECTUAL PROPERTY RIGHTS

   We consider our "intellectual property" (trademarks, patents, etc.) to be critical to our business. We rely on trademark, copyright and trade secret protection, patents, non-disclosure agreements and licensing arrangements to establish, protect and enforce our rights in our products. Despite our efforts to safeguard and maintain such rights, we cannot assure that we will be successful in this regard, and we cannot assure that third parties will not sue us in the future. Furthermore, we cannot assure that our trademarks, products and promotional materials do not or will not violate the intellectual property rights of others, that they would be upheld if challenged or that we would, in such an event, not be prevented from using our trademarks and other intellectual property. Such claims, if proved, could materially and adversely affect our business. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation could materially and adversely affect our business. We have in the past sued and been sued by third parties in connection with certain matters regarding our trademarks, none of which has materially impaired our ability to utilize our trademarks.

   The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, we cannot assure that these efforts will be successful or that the costs associated with protecting our rights in certain jurisdictions will not be extensive.

   From time to time, we discover products in the marketplace that are counterfeit reproductions of our products or that otherwise infringe upon intellectual property rights held by us. We cannot assure that actions taken by us to establish and protect our intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violating intellectual property rights. If we are unsuccessful in challenging a third party's rights, continued sales of such product by that or any other third party could adversely impact the VANS trademark, result in the shift of consumer preferences away from us, and generally have a material adverse effect on our business.

   NATURE OF ENDORSEMENT CONTRACTS

   A key element of our marketing strategy has been to obtain endorsements from prominent enthusiast sports athletes. These contracts typically have fixed terms, and we cannot assure that they will be renewed or that endorsers signed by us will continue to be effective promoters of our products. If we were unable in the future to secure suitable athletes to endorse our products on terms we deemed reasonable, we would probably have to modify our marketing plans and rely more heavily on other forms of advertising and promotion, which might not be as effective.

   PRODUCT AND PERSONAL INJURY LIABILITY

   Our snowboard boots, and the recently acquired Switch System, are often used in relatively high-risk recreational settings. Additionally, participants at our skate parks also engage in high-risk activities such as skateboarding, in-line skating and BMX riding. Consequently, we are exposed to the risk of product liability or personal injury claims in the event that a user of our boots or a visitor to our parks is injured. In many cases, skate park participants and users of our boots and the Switch System may engage in imprudent or even reckless behavior, thereby increasing the risk of injury. We maintain general liability insurance (which includes product liability coverage) and excess liability insurance coverage in an amount which we believe is sufficient. However, we cannot assure that such coverage will be sufficient, will continue to be available on acceptable terms, will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our financial condition.

   VOLATILITY OF STOCK PRICE

   The market price of the Vans Common Stock has fluctuated substantially since our initial public offering in August 1991. We cannot assure that the market price of the Common Stock will not continue to fluctuate significantly. Such events as future announcements concerning us or our competitors, quarterly variations in operating results, the introduction of new products or changes in product pricing policies by us or our competitors, weather patterns that may be perceived to affect the demand for the our products, changes in earnings estimates by analysts or changes in accounting policies, could cause the market price of the Vans Common Stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations could adversely affect the market price of the Vans Common Stock.

   ACQUISITION-RELATED RISKS

   From time to time, we evaluate and consider the acquisition of businesses. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns, risks associated with entering markets or conducting operations with which we have no or limited direct prior experience, and the potential loss of key employees of the acquired company. Moreover, we cannot assure that the anticipated benefits of an acquisition will be realized. Future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangibles assets, all of which could materially adversely affect our business.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS


        The following table sets forth, as of February 3, 2000, certain information regarding the shareholdings of the Selling Stockholders. To our knowledge the Selling Stockholders did not beneficially own any other shares of Vans Common Stock as of the date of this Prospectus. No Selling Stockholder has held any position, office or had any other material relationship with Vans, its predecessors or affiliates for the past three years.


----------------------------------------------------------------------------------------------------
                            Number of Shares    Number of       Number of Shares       Percentage of
                            beneficially        Shares to be    of class beneficially  class to be
                            owned prior         offered for     owned after            owned after
      Selling Stockholder   to the offering     resale          offering               offering
      -------------------   ----------------    -------------   ---------------------  -------------
1.    Carolyn Barshall          154,577           154,800             0                    N/A
2.    Pailex Securities         274,950           275,200             0                    N/A
      International Inc.

      The Selling Stockholders are former shareholders of Global Accessories Limited and are receiving their Shares in connection with our acquisition of Global in November 1996. The total number of Shares which will be issued to the Selling Stockholders will be determined based on a formula provided in the acquisition agreement which is tied to the net profits of Global for defined fiscal years. Based on our internal projections, it is currently estimated that a total of approximately 680,000 Shares will be issued to the Selling Stockholders. As part of the acquisition of Global, we agreed to register all of the Selling Stockholders' Shares under the Securities Act. We previously registered 250,000 shares of Vans Common Stock for the Selling Stockholders under that agreement in 1997.

        We may, from time to time, supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Stockholders.

                                  LEGAL MATTERS

        The legality of the Shares offered hereby has been passed upon for the Company by Craig E. Gosselin, Vice President and General Counsel of Vans. Mr. Gosselin owns options to acquire 62,284 shares of Vans Common Stock and directly owns an additional 5,273 shares.

                              PLAN OF DISTRIBUTION

        Neither us nor the Selling Stockholders have employed an underwriter for the sales of Shares by the Selling Stockholders. We will bear all expenses in connection with the preparation of this Prospectus, other then the expense of counsel for the Selling Stockholders. The Selling Stockholders will bear all the costs of their own counsel and all expenses associated with their sale of the Shares.

        The Shares may be offered for the account of the Selling Stockholders from time to time in the over-the counter market or in negotiated transactions at fixed prices which may be changed or at privately negotiated prices. The Selling Stockholders may sell Shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders or from the purchasers of Shares for whom such broker-dealers may act as agent.

        Any broker-dealer acquiring Shares from the Selling Stockholders may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing in the over-the-counter market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.

        At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or us and any discounts, commissions or concessions to the public. A Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement, will be filed by us with the SEC to reflect the disclosure of additional information with respect to the distribution of the Shares.

                                     EXPERTS

        Our consolidated financial statements and related financial statement schedule as of May 31, 1999 and 1998, and for each of the years in the three-year period ended May 31, 1999, are incorporated by reference in this document and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference, and upon the authority of that firm as experts in accounting and auditing.

                    ----------------------------------------

================================================================================
                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----
Where You Can Find More Information ......................................     2

Incorporation of Certain Documents by Reference ..........................     2

Description of Vans ......................................................     2

Risk Factors .............................................................     3

Use of Proceeds ..........................................................     9

Selling Stockholders .....................................................     9

Legal Matters ............................................................     9

Plan of Distribution .....................................................     9

Experts ..................................................................    10

================================================================================


                                   VANS, INC.
                                430,000 Shares of
                                  Common Stock

                                 ---------------

                                   PROSPECTUS

                                ----------------


                                February __, 2000

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following expenses incurred in connection with the distribution of the securities being registered, will be paid by the Registrant:

SEC Registration Fee ...................................... $ 2,984.52
Accounting Fees and Expenses* ............................. $ 7,500.00
Miscellaneous Expenses .................................... $   515.48
                                                            ----------
Total ..................................................... $11,000.00
                                                            ==========

* Estimated

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Restated Bylaws, as amended, provide that the Registrant will indemnify its directors and executive officers and may indemnify other officers to the full extent permitted by law. The Registrant believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence by directors and officers, and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the officer or director to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Restated Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, provision of any Certificate of Incorporation, Bylaw, agreement, or vote of stockholders or disinterested directors, or otherwise.

        In addition, the Registrant's Restated Certificate of Incorporation (the "Certificate") provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has also entered into indemnity agreements with each of its directors and officers indemnifying them to the fullest extent permitted by the foregoing. The indemnification provisions discussed above and the indemnity agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act. The Registrant has also purchased directors' and officers' insurance. The policy generally covers claims made during the policy term against any director or officer of the Registrant for any actual or alleged act, error, omission, misstatement, misleading statement, neglect or breach of duty by the director or officer, subject to certain exclusions. The assets of the Registrant will not be used to indemnify its directors and officers to the extent any underlying claim that creates an indemnification obligation is covered by the Registrant's current directors' and officers' insurance policy and any renewals or replacements of such policies.

ITEM 16.       EXHIBITS

               3.1 Restated Certificate of Incorporation of the Registrant, dated August 30, 1991, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

               3.1.1 Certificate of Retirement of Class A and Class B Preferred Stock of the Registrant, dated August 29, 1991, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

               3.2 Restated By-laws of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

               3.2.1 Amendment No. 1 of Restated By-laws of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1993, and incorporated herein by this reference.

               3.2.2 Amendment No. 2 of Restated By-laws of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1993, and incorporated herein by this reference.

               3.3 Certificate of Designation of Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, filed as exhibit to the Registrant's Form 8-K dated February 15, 1994, and incorporated herein by this reference.

               4.1    Reference is made to Exhibits 3.1 and 3.2

               4.2 Specimen Stock Certificate, filed as exhibit to the Registrant's Form 8-K, dated February 15, 1994, and incorporated herein by this reference.

               4.3 Amended and Restated Rights Agreement, dated as of May 18, 1999, by and between the Registrant and ChaseMellon Shareholder Services, LLC, as Rights Agent, filed as an exhibit to the Registrant's Form 8-A/A Registration Statement (SEC File No. 0-19402), and incorporated herein by this reference.

               5.     Opinion of Craig E. Gosselin, Esq.

               23.1 Consent of Craig E. Gosselin, Esq. is included in his opinion filed as Exhibit 5

               23.2   Consent of KPMG LLP

               24.1   Powers of Attorney (included on the signature page).

ITEM 17.       UNDERTAKINGS

               The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the Securities Act; to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered under this Registration Statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and had duly caused this amendment number one to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe Springs, State of California, on February 3, 2000.



                                                     VANS, INC.
                                          -----------------------------
                                                    (Registrant)


                                          By:/s/ Craig E. Gosselin
                                             --------------------------
                                             Craig E. Gosselin
                                             Vice President
                                             and General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this amendment number one to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.




Signature                    Title                               Date
---------                    -----                               ----

/s/ CRAIG E. GOSSELIN        Vice President and                  February 3, 2000
--------------------------   General Counsel
Craig E. Gosselin

       *                     President, Chief Executive          February 3, 2000
--------------------------   Officer and Director
Gary H. Schoenfeld           (Principal Executive Officer)

       *                     Vice President and Chief            February 3, 2000
--------------------------   Financial Officer (Principal
Kyle B. Wescoat              Financial and Accounting Officer)

       *                     Director                            February 3, 2000
--------------------------
George E. McCown

       *                     Director                            February 3, 2000
--------------------------
Wilbur J. Fix

       *                     Director                            February 3, 2000
--------------------------
James R. Sulat

       *                     Director                            February 3, 2000
--------------------------
Kathleen M. Gardarian

       *                     Director                            February 3, 2000
---------------------------
Lisa M. Douglas

       *                     Director                            February 3, 2000
--------------------------
Gerald Grinstein

       *                     Director                            February 3, 2000
--------------------------
Charles G. Armstrong

       *                     Director                            February 3, 2000
-------------------------
Leonard R. Wilkens

* Attorney-in-Fact

                                  EXHIBIT INDEX

3.1 Restated Certificate of Incorporation of the Registrant, dated August 30, 1991, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

3.1.1 Certificate of Retirement of Class A and Class B Preferred Stock of the Registrant, dated August 29, 1991, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

3.2 Restated By-laws of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1992, and incorporated herein by this reference.

3.2.1 Amendment No. 1 of Restated By-laws of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1993, and incorporated herein by this reference.

3.2.2 Amendment No. 2 of Restated By-laws of the Registrant, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended May 31, 1993, and incorporated herein by this reference.

3.3 Certificate of Designation of Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, filed as exhibit to the Registrant's Form 8-K dated February 15, 1994, and incorporated herein by this reference.

4.1     Reference is made to Exhibits 3.1 and 3.2

4.2 Specimen Stock Certificate, filed as exhibit to the Registrant's Form 8-K, dated February 15, 1994, and incorporated herein by this reference.

4.3 Amended and Restated Rights Agreement, dated as of May 18, 1999, by and between the Registrant and ChaseMellon Shareholder Services, LLC, as Rights Agent, filed as an exhibit to the Registrant's Form 8-A/A Registration Statement (SEC File No. 0-19402), and incorporated herein by this reference.

5.      Opinion of Craig E. Gosselin, Esq.

23.1    Consent of Craig E. Gosselin, Esq. is included in his opinion filed as
        Exhibit 5

23.2    Consent of KPMG LLP

24.1    Powers of Attorney (included on the signature page).